UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2020

Assembly Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35005	20-8729264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Oyster Point Blvd., Fourth Floor South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (833) 509-4583

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ASMB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 17, 2020, Assembly Biosciences, Inc. (the “Company”) entered into a Collaboration Agreement (the “Collaboration Agreement”) with BeiGene, Ltd. (“BeiGene”) to develop, manufacture and commercialize the Company’s novel core inhibitor product candidates ABI-H0731, ABI-H2158 and ABI-H3733 (the “Licensed Compounds”). Pursuant to the Collaboration Agreement, the Company has agreed to grant BeiGene an exclusive, royalty-bearing license to develop and commercialize products containing the Licensed Compounds (“Licensed Products”) in the People’s Republic of China, Hong Kong, Taiwan and Macau (the “Territory”).

Pursuant to the terms of the Collaboration Agreement, BeiGene has agreed to pay the Company an upfront payment of $40 million, and the Company is eligible to receive up to approximately $500 million in milestone payments, comprised of up to $114 million in development and regulatory and $385 million in net sales milestone payments. In addition, the Company is eligible to receive tiered royalties at percentages ranging from the mid-teens to the low 30s of net sales.

BeiGene has agreed to pay all development and regulatory costs up to an aggregate of $45 million in the Territory for the Licensed Products. Following this initial investment, development costs for the Territory will be shared equally by BeiGene and the Company.

Under the Collaboration Agreement, BeiGene and the Company will collaborate on development activities with respect to the Licensed Compounds in accordance with mutually agreed upon development plans. BeiGene will have the exclusive right to commercialize the Licensed Products in the Territory. The Company retains all research, development and commercialization rights to the Licensed Compounds outside of the Territory. BeiGene is required to use commercially reasonable efforts to develop, obtain regulatory and reimbursement approval, market, promote, sell or distribute the Licensed Products in the Territory.

The Collaboration Agreement also contains a standstill provision pursuant to which BeiGene has agreed that, for two years following the effective date of the Collaboration Agreement, neither BeiGene nor any of its affiliates will, among other things, directly or indirectly: acquire the Company’s outstanding voting securities; propose or consummate any merger, consolidation or other business combination; seek to have called any meeting of the Company’s stockholders; solicit proxies or consents with respect to any of the Company’s voting securities; seek representation on the Company’s board of directors or management team; or publicly disclose any written or oral intention, plan or arrangement inconsistent with the foregoing. The standstill restrictions are subject to certain exceptions as provided in the Collaboration Agreement.

The Collaboration Agreement also contains provisions such as representations and warranties of the parties, terms as to governance of the collaboration, commercialization and regulatory responsibilities of the parties, and manufacturing and supply, including potential adjustments in the event supply costs exceed certain levels. In addition, during the term of the Collaboration Agreement, neither party will commercialize any competing products in the Territory.

If, after ABI-H2158 and ABI-H3733 reach the end of Phase 2 clinical trials, BeiGene and the Company are unable to mutually agree on the terms of a Phase 3 global study, BeiGene may elect to terminate the Collaboration Agreement solely as it relates to that compound, as applicable. Such a termination would result in the Company regaining all rights to the applicable compound in the Territory. In addition, BeiGene may terminate the Collaboration Agreement for convenience at any time upon 90 days’ advance written notice to the Company. The Collaboration Agreement also contains customary provisions for termination by either party, including in the event of breach of the Collaboration Agreement, subject to cure.

The foregoing summary of the Collaboration Agreement is qualified in its entirety by reference to the Collaboration Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the period ended September 30, 2020.

Item 8.01 Other Events.

On July 20, 2020, BeiGene and the Company issued a joint press release announcing the execution of the Collaboration Agreement, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Joint Press Release of BeiGene, Ltd. and Assembly Biosciences, Inc., dated July 20, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Assembly Biosciences, Inc.

Date: July 20, 2020	By:	/s/ Jason A. Okazaki
Jason A. Okazaki
Chief Legal and Business Officer

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